As filed with the Securities and Exchange Commission on July 21, 2025

Registration No. 333-160660

Registration No. 333-197762

Registration No. 333-226491

Registration No. 333-266491

Registration No. 333-273614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160660

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197762

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226491

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266491

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273614

UNDER

THE SECURITIES ACT OF 1933

FARO Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-3157093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Technology Park

Lake Mary, Florida 32746

(407) 333-9911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FARO Technologies, Inc. 2022 Equity Incentive Plan

Inducement Restricted Stock Unit Awards (August 2, 2023)

FARO Technologies, Inc. 2014 Incentive Plan

FARO Technologies, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Peter J. Lau

President and Chief Executive Officer

Faro Technologies, Inc.

125 Technology Park

Lake Mary, Florida 32746

(407) 333-9911

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to: Jonathan P. Witt Garrett F. Bishop Foley & Lardner LLP 500 Woodward Avenue Detroit, Michigan 48226 313-234-7100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

FARO Technologies, Inc. (the “Registrant”) is filing these post-effective amendments (each, a “Post-Effective Amendment” and, together, the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement, as amended, as of the date hereof:

1.

Registration Statement No.  333-160660 on Form S-8, filed with the SEC on July 17, 2009, as amended or supplemented by the Post-Effective Amendment No. 1 thereto filed with the SEC on July 31, 2014 and the Post Effective Amendment No. 2 thereto filed with the SEC on August 1, 2018, registering (i) 1,720,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “2009 Plan”); (ii) 100,072 shares of Common Stock which remained available for issuance under the FARO Technologies, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) as of July 17, 2009; and (iii) up to 1,158,321 shares of Common Stock subject to awards then-outstanding under the 2004 Plan;

2.

Registration Statement No.  333-197762 on Form S-8, filed with the SEC on July 31, 2014, as amended or supplemented by the Post Effective Amendment No. 1 thereto filed with the SEC on August 3, 2022, registering (i) 1,200,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards under the FARO Technologies, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and (ii) 774,543 shares of Common Stock which remained available for issuance under the 2009 Plan as of May 29, 2014;

3.

Registration Statement No.  333-226491 on Form S-8, filed with the SEC on August 1, 2018, as amended or supplemented by the Post Effective Amendment No. 1 thereto filed with the SEC on August 3, 2022, registering (i) 1,000,000 shares of Common Stock reserved for issuance under the 2014 Plan and (ii) 297,661 shares of Common Stock which remained available for issuance under the 2009 Plan;

4.

Registration Statement No.  333-266491 on Form S-8, filed with the SEC on August 3, 2022, registering 750,000 shares of Common Stock reserved for issuance under the FARO Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Plan”); and

5.

Registration Statement No.  333-273614 on Form S-8, filed with the SEC on August 2, 2023, registering (i) 1,250,000 shares of Common Stock reserved for issuance under the 2022 Plan and (ii) 434,837 shares of Common Stock issuable under the inducement awards to Peter J. Lau, the Registrant’s Chief Executive Officer and Director.

On July 21, 2025, the Registrant completed its previously announced merger (the “Merger”) with AMETEK TP, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of AMETEK, Inc., a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 5, 2025, by and among the Registrant, Parent and Merger Sub. The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Registrant as treasury stock or held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Registrant, Parent or Merger Sub) was automatically converted into the right to receive cash in an amount equal to $44.00 per share, without interest, subject to any required withholding of taxes.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 7, 2025.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Merger on July 21, 2025. In accordance with the undertakings contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on July 21, 2025.

FARO TECHNOLOGIES, INC.

By:	/s/ Peter J. Lau
Name: Peter J. Lau
Title: President and Chief Executive Officer

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.